 Exhibit 99.1

May 18, 2015

To the Stakeholders of Steel Partners Holdings L.P.:

If you can conceive it, and believe it, you can achieve it. You gotta believe, and we do.

On behalf of everyone at Steel Partners, I want to thank all of our stakeholders for a wonderful 25 years in business. I am a very lucky person and am thrilled to say that I am as excited to go to work today as I was 25 years ago. Time flies when you’re having fun.

We started Steel Partners in February 1990 with $600,000, a small office and an idea to acquire Kinark Corporation, a small conglomerate consisting of six hot-dip steel galvanizing plants (which is how we got our name, “Steel Partners”), two hotels, a packaging division and a terminaling facility. Our strategy was to buy the company, focus on the profitable core galvanizing business and tax-efficiently sell everything else.

We never got to own the whole company because the Board and management implemented our strategic plan, and the stock price went up. In 1992 we sold our shares for a profit and invested the proceeds in SL Industries, which we began buying at around $3.50 per share. I have been on and off the board of SL since 1993 and was the CEO from 2002 to 2005. Today the stock price is $42 and we still own it.

Jack and I met in 1991, and we opened Steel Partners II in September 1993. Steel Partners II was our global partnership until our restructuring in 2009. In 2002, we entered Japan through Steel Partners Japan Strategic Fund L.P., and in 2006, we entered China through Steel Partners China Access I L.P.

In the 25 years since its founding, Steel Partners has continued to evolve, grow, learn and adapt.

We have a ton of experience in different industries, countries and cultures. We know how to make money, improve businesses, and allocate capital. We also know how to motivate, incentivize and reward people.

As value investors we scoured the public markets to find companies trading at a discount to intrinsic value. Our goal was to identify the root cause of the discount and to work with management to close the discount, or to buy the whole company and do it ourselves. This was an efficient way for us to invest capital and buy businesses since we did not want to compete with strategic buyers or private equity firms and definitely didn’t want to participate in auctions.

We were attracted to companies comprised of multiple businesses, where the easy and visible fix was to tax-efficiently divest the under-performers, create a core business at an attractive price, and reinvest proceeds from the divestitures in the remaining core business or return capital to the shareholders via stock buybacks or dividends. We have always wanted to own entire companies and not just a small percentage (at the right price of course) and have never accepted greenmail. Being an active owner is in our DNA.

During my career, I have been on the board of 24 Companies ranging from U.S. defense contractors (Aydin Corp) to KT&G (formerly Korea Tobacco and Ginseng Corporation), one of the largest Korean listed companies. These experiences have made me a much better investor and businessman. We have seen a lot of different situations, businesses, managements and directors, and believe me they were not all good.

We have always been good at finding undervalued companies and quickly learned that potential upside was interesting but execution was everything.

The financial crisis of 2008 highlighted the mismatch between our long term investment horizon and the liquidity terms of our partnership. We want to invest our capital over a long period of time and not be compelled to be short-term thinkers who make a quick buck and move on.

Hence, in 2009, Steel Partners Holdings was created as our umbrella organization, and in April 2012 was listed on the New York Stock Exchange under the symbol SPLP.

The beauty of SPLP is that it allows us to invest for the long term and I mean long term—I’ll come back to this later on.

With increasingly larger ownership stakes usually comes significant influence or control, which allows us to implement changes quickly. But in order to make significant changes to organizations and cultures and begin operational excellence programs and sound capital allocation strategies we needed to have like-minded managers and board members. The old saying “a person convinced against their will is of the same opinion still” is true. Implementing lean, or any other major program or cultural change takes leadership and across-the-board buy-in and it has to start at the top. The difference between having people who share our values and culture, and those who don’t are paramount to our success. Leadership is a team sport.

We have developed a toolbox for improving businesses. From strategic planning and budgeting, to councils and summits. We focus on operational excellence, lean manufacturing, continuous improvement and how to properly run a business. The Steel Partners Business System, Steel Partners Purchasing council, Steel Partners IT Council, Steel Partners Environmental Health & Safety Council, and the Steel Partners CEO Summit have all come together to form “The Steel Way.”

All of these disciplines add value for our stakeholders by increasing operating income and reducing the capital employed in the business. Our experiences have helped us develop the way we think about investing and managing a business and people.

As luck would have it, I have always been surrounded with people who mentored, coached, and believed in me. I have always been a good investor and businessman but not a great manager of people. I’ve been tenacious, willing to learn and most importantly, very lucky. These relationships have helped shape The Steel Way as we grow, learn, and evolve.

About six years ago I became reacquainted with organized sports (youth sports) when my son started to play youth soccer and baseball. At around the same time I had an amazing stroke of luck when Tony Bergamo – a director of Steel Partners Holdings – brought a person named Tommy Lasorda to our first SPH board meeting. Those who know me know that I never followed sports, nor did I know who Tommy Lasorda was at the time. This chance encounter led me to get actively involved in youth sports and coaching. The experience of coaching has radically transformed the way we manage and motivate people within all our organizations. There is a great book written by Jim Thompson, the Founder of Positive Coaching Alliance, which is a fantastic non-profit organization, named “Developing Better Athletes, Better People.” Please order a copy and read it; we have given it to all our senior management and they all rave about it.

In order to elevate our people, we developed and implemented SteelGrow – our organizational development program. SteelGrow is the methodology we use for evaluating our current and future leaders, our training, recruitment, succession planning, and compensation. The people who meet their commitments and support our values and culture will grow with us. SteelGrow advances our employees’ career paths and earnings potential, expands our horizons, grows our businesses and grows our profits. Without the right people who share our values, we will not be able to survive and grow.

Coaching kids in youth sports is very similar to coaching, managing, and mentoring people in a business. The ability to combine our investment and business acumen, coaching and management skills will be the differentiator for our organization, our people, and our culture going forward.

A Look At Our Financials

Currently, Steel Partners Holdings L.P. consists of 100% owned businesses, controlled subsidiaries and some non-controlled businesses. Today, we have approximately 26 businesses with more than 13,500 employees, 155 plants operating in 20 countries, and combined revenue of more than $3.6 billion.

As a result, our financial statements are complex and difficult to analyze since they are dictated by US GAAP and SEC reporting requirements. (We will try to make it easier to understand when we go through our sum-of-the-parts analysis).

Our reported net income was $15 million or .52 cents per common unit. Due to the complexity of our financial statements, we believe one should value Steel Partners Holdings L.P. using a sum-of-the-parts methodology, which indicates a significantly higher unit value than book value.

As of December 31, 2014, there were 27,566,200 Steel Partners common units outstanding, Steel Partners’ total assets were $1.5 billion, and unitholders’ equity was $495 million. Per unit book value was $17.95. Steel Partners’ units closing price on the NYSE at December 31, 2014 were $17.66 per unit, and management’s beneficial ownership was approximately 40.6%. Below is an updated organizational chart and sum-of-the-parts analysis.

All values as of April 30, 2015 except WebBank. WebBank valued at Book Value at March 31, 2015.

We regularly value each of our investments. Valuing a business is an art, not a science. On April 30, 2015, when we did this analysis, we came up with a pre-tax “sum-of-the-parts” value for Steel Partners of about $27.53 per unit. Seemingly there is a very large disconnect between the market price of our common units and our own internal value. During the year, Steel Partners repurchased nearly $51.5 million of our units at an average cost of $16.51 per unit and we will keep buying back units if they continue to trade at a significant discount to our intrinsic value.

Our Future

Steel Partners is now a publicly traded conglomerate listed on the NYSE and, just like Kinark in 1990, we will do our best to close the value gap. We believe that our structure is ideal for maximizing long term value, and eventually we would like to have fewer listed entities and ideally be one company: Steel Partners Holdings L.P. This would give us the ability, without incurring taxes or much in the way of other costs, to allocate capital from businesses that have limited opportunities for additional profits or capital to businesses with greater upside potential, and the ability to utilize our net operating loss carryforwards. In addition, our shareholders and company would benefit from decreased legal and audit fees, SEC filings, lower D&O insurance, administration and regulatory costs, and fewer director and committee fees.

We will continue to focus on small cap and middle market companies around the world, and are willing to buy entire businesses or take minority positions at the right price. Our flexibility to invest and allocate capital passively and in non-controlled businesses gives us a significant advantage over companies that limit themselves to 100% acquisitions. Our appetite for either operating businesses or passive investments increases our chances of finding opportunities in the US and abroad.

Steel Partners and its companies have great people with a ton of intellectual capital. This is illustrated not only in their day-to-day functions but also through their steadfast adherence to ethical principles, compliance standards and persistence.

“Nothing in the world can take the place of Persistence. Talent will not; nothing is more common than unsuccessful men with talent. Genius will not; unrewarded genius is almost a proverb. Education will not; the world is full of educated derelicts. Persistence and Determination alone are omnipotent.”

– Calvin Coolidge

We have always had great local partners with whom we have strong relationships and will continue to lean on in the future. They have been an invaluable resource and have helped us navigate the different cultures, rules, regulations, laws and business customs in our effort to increase the value of the businesses we own. At Steel Partners we think globally and act locally.

Steel Partners Philosophies and Strategies Continue to Endure:

“Investing on the Basis of Value, Not Popularity”

Invest in good companies with simple business models at prices that have a built-in margin of safety;

Create a continuous improvement culture, and implement operational excellence programs;

Control costs and use leverage prudently, or not at all;

Avoid complex businesses or investments that cannot be easily explained or understood;

Reward people who deliver results; and

Ensure the right core principles and culture.

With our strong foundation, energy, ideas, people and a clear vision for our future, Steel Partners and its companies will continue to create value for our unitholders.

We want to thank all of our investors for placing their confidence and capital in Steel Partners. Moving forward, we hope to continue to build upon and strengthen the relationships we enjoy with all our partners and stakeholders. We will continue to have most of our personal capital invested in the company and continue to eat our own cooking.

I hope to see all of you on June 11 at the Four Seasons Restaurant in New York, where we will celebrate the 25th anniversary of Steel Partners and toast to our future.

Steel Partners has never, and will never take its success for granted. On behalf of our board of directors and management team, thank you for your continuing support, perspectives and advice. Your guidance and encouragement will continue to be an invaluable resource.

Sincerely,

Warren G. Lichtenstein

Executive Chairman

Steel Partners Holdings GP Inc.

1.	Net of all fees and expenses before 20% incentive fee.
2.	NAV calculated from October 1, 1993, the founding date of Steel Partners II L.P.
3.	January 1, 2011 – April 30, 2011: NAV prepared for the full month of April 2011 though units began to trade on the OTC market on April 19, 2011.
4.	April 19, 2011 – December 31, 2011: The units traded on the OTC market during this period. Nearly all shares were held in book entry at American Stock Transfer, so there was little trading volume.
5.	January 1, 2012 – April 4, 2012: The units traded on the OTC market during this period. Nearly all shares were held in book entry at American Stock Transfer, so there was little trading volume.
6.	April 5, 2012 – December 31, 2014: The units were listed and began trading on the NYSE on April 5, 2012, and remain trading on the NYSE to present day.
7.	Unit price at 12-31-12: $11.79
8.	Unit price at 12-31-13: $17.35
9.	Unit price at 12-31-14: $17.65

Business Updates:

(formerly GenCorp)

Aerojet Rocketdyne Inc. (NYSE:AJRD) formerly (NYSE:GY), www.rocket.com, is a manufacturer of aerospace and defense systems, and also has a real estate business.

Our initial investment in Aerojet Rocketdyne was made on August 4, 2000.

As of March 31, 2015, SPH owns approximately 7.3% of Aerojet Rocketdyne, with a market value of $76.5million.

For the year ended November 30, 2014, Aerojet Rocketdyne had revenue of $ 1.597 billion vs. $1.383 billion in the prior year. The balance sheet had net debt of about $511 million, and the company’s backlog was about $3.1 billion.

Aerojet Rocketdyne, during fiscal 2014, purchased 3.5 million of AJRD common shares at a cost of $64.5 million. Aerojet Rocketdyne also repurchased $59.6 million principal amount of its 4 1/16% Debentures at various prices ranging from 195% to 212% of par.

In March 2015, Aerojet Rocketdyne announced the appointment of Eileen Drake as COO; the definitive agreement entered into by Easton Development Company, LLC, a wholly owned subsidiary of Aerojet Rocketdyne Inc., to sell approximately 703 acres of entitled land to WestLand Capital Partners L.P. for $57 million; and the Aerojet Rocketdyne continuous, multi-faceted competitive improvement program (CIP) launched to reduce costs and increase operational efficiency among its 14 sites located in 11 states across the country.

Warren Lichtenstein is the Chairman.

CoSine Communications Inc. (“CoSine”) - (API Group PLC (“API”) – Nathan’s Famous Inc. (“Nathan’s”), www.cosinecom.com, has been a corporation with cash and tax attributes, with a mandate to rehabilitate itself by making an acquisition.

CoSine was first invested in on April 6, 2005. The first investment in API was on January 24, 1997. Nathan’s was first invested in on April 1, 1999.

In early 2015, Steel Partners signed a contribution agreement with CoSine whereby it contributed its 32.3% ownership of API and 9.9% ownership of Nathan’s for new CoSine shares and preferred stock, which provided Steel Partners with 80.6% of CoSine post the transaction. The exchange was accomplished in a tax free manner. In January, CoSine, through a newly formed subsidiary, launched a tender offer to acquire the remaining shares of API not already owned by CoSine. The offer closed in March 2015, and as a result, CoSine now owns more than 97% of API. The tender was funded by CoSine’s cash and a bridge loan from Steel Partners to finance the offer.

Background:

The company manufactures foils, films and laminates used in consumer packaging, printed media and secure documents. The company manufactures in the UK and USA, and distributes throughout the world. Founded in 1920, API has good market position; for the last twelve months API had revenues of about $184 million USD and EBITDA of $14 million USD.

We believe the company will be able to improve margins, rationalize operations, and dispose of excess assets under our control with the implementation of Steel Partners Business System, management tools, and leadership.

Steel Partners has been a passive investor in Nathan’s. Management has done a fantastic job of focusing the business on fee businesses, growing free cash flow, shrinking the share base, and recently announced a $25 per share dividend. We no longer own Nathan’s.

Congratulations to Howard Lorber who has done a fantastic job leading Nathan’s for years and building a great hot dog brand and company.

DGT Holdings Corp. (OTC: DGTC.OB), www.dgtholdings.com, formerly Del Global Technologies Corp., is now a company with cash, marketable securities and real estate.

Our initial investment in DGT was made on June 12, 2002.

As of December 31, 2014, SPH owns approximately 82.7% of the company, with a market value of $38.4 million. Jack Howard is Chairman, and Terry Gibson is CEO and a director.

Handy & Harman Ltd. (NASDAQ (CM): HNH), www.handyharman.com, is a diversified manufacturer of engineered niche industrial products with leading market positions. Through its operating subsidiaries, HNH focuses on high margin products and innovative technology, and serves customers across a wide range of end markets.

Our initial investment in HNH was on February 4, 1998.

HNH manages its group of businesses on a decentralized basis, with operations principally in North America.

As of December 31, 2014, SPH owned approximately 66.2% of HNH, with a market value of $328.2 million. HNH has NOLs of approximately $82 million.

HNH divested substantially all of the assets and existing operations of its Arlon Electronic Materials unit for $157 million; the proceeds were used to reduce outstanding borrowings under our revolving credit facility.

During 2014, HNH repurchased 2,342,226 of its own shares at an average price of $25.83 per share for a total of $60.6 million. At the December 31, 2014 market price of HNH common stock of $46.03, the value of the shares repurchased during 2014 was $107.8 million.

For the year ended December 31, 2014, HNH reported income from continuing operations, net of tax, of

$15.2 million on net sales of $600.5 million, compared with income from continuing operations, net of tax, of $21.3 million on net sales of $571.2 million in 2013.

HNH continues to carefully manage its portfolio of companies and is actively looking for strategic acquisition candidates.

HNH announced on May 13, 2015 that it had extended the expiration of its previously announced tender offer to purchase common stock of JPS Industries, Inc. (Pink Sheets: JPST) to May 29, 2015, unless further extended. Under the tender offer, HNH has offered to purchase up to 10,028,724 shares, or approximately 96.5% of the outstanding shares of common stock of JPS at a price of $10.00 per share in cash.

For the year ended October 2014, JPS had revenue of $163 million compared with $168 million in 2013. Income from continuing operations, net of tax, was $5.5 million in 2014 and $3.1 million in 2013. JPS had no debt as of November 1, 2014.

Warren Lichtenstein is Chairman. Jack Howard and Glen Kassan are vice chairmen, and John McNamara is a director.

ModusLink Global Solutions Inc. (NASDAQ: MLNK), www.moduslink.com, through its wholly-owned subsidiaries, ModusLink Corporation and ModusLink PTS, Inc. (together “ModusLink”), executes comprehensive supply chain and logistics services that are designed to improve clients’ revenue, cost, sustainability and customer experience objectives.

Our initial investment in MLNK was made on June 13, 2012.

MLNK has a July 31 year end. As of December 31, 2014, we had an ownership interest of approximately 27.7% in MLNK, with a market value of approximately $54.1 million. MLNK has a market capitalization of $195.4 million and has federal NOLs of approximately $2.0 billion as of July 31, 2014.

For the year ended July 31, 2014, MLNK reported net sales of $723.4 million, compared with $754.5 million for the year ended July 31, 2013. Net loss for the year ended July 31, 2014 was $16.3 million, or $0.32 per share, compared with a net loss of $40.4 million, or $0.86 per share, for the year ended July 31, 2013.

On March 18, 2014, MLNK finalized the sale of $100 million aggregate principal amount of its 5.25% convertible senior notes due 2019. The notes will be convertible into shares of MLNK common stock at $6.01 per share, or cash or a combination of cash and shares of its common stock.

MLNK is actively seeking acquisitions that would enhance the existing supply chain logistics services businesses. MLNK is interested in acquiring (including, but not limited to) industrial, defense or electronics related businesses with at least $25 million of EBITDA. We prefer companies with significant operations in the United States, good gross margins and returns on invested capital, sustainable competitive advantages, strong brands and excellent management.

Warren Lichtenstein is Chairman, and Glen Kassan is a director.

SL Industries, Inc. (NYSE MKT: SLI), www.slindustries.com, designs, manufactures and markets power electronics, motion control, power protection, power quality and specialized communication equipment that is used in a variety of industries.

Our initial investment in SLI was made in 1992.

As of March 31, 2015, we had an ownership interest of approximately 24.5% in SLI, which has a market value of $42.5 million.

For the year ended December 31, 2014, SLI reported net sales of $204.7 million, compared with net sales of $184.7 million for the year ended December 31, 2013. Net income for the year ended December 31, 2014 was $18.9 million, or $4.51 per diluted share, compared with net income of $8.2 million, or $1.97 per diluted share, for the year ended December 31, 2013.

SL Industries, Inc. announced on April 28, 2015 the final results of its modified “Dutch auction” tender offer. Based on the final count by the depositary, an aggregate of 160,334 shares of common stock were properly tendered and not withdrawn at prices at or below $42 per share. Accordingly, pursuant to the terms of the Offer to Purchase, the Letter of Transmittal and applicable securities laws, the Company has accepted for purchase 160,334 shares of its common stock at a purchase price of $42 per share. These shares represent approximately 3.9% of the shares outstanding as of April 24, 2015. With the completion on the tender offer, the Company will have approximately 3,934,417 shares of common stock outstanding. The aggregate purchase price that the Company paid in connection with the tender offer was $6,734,028, excluding transaction costs.

Glen Kassan is Chairman, and Warren Lichtenstein is a director.

Steel Excel Inc. (OTC: SXCL.PK), www.steelexcel.com, has two operating subsidiaries: Steel Energy Ltd. (“Steel Energy”) and Steel Sports Inc. (“Steel Sports”).

Our initial investment in Steel Excel was in 2007.

As of December 31, 2014, SPH owned approximately 57.9% of SXCL, with a market value of $168.3 million. At December 31, 2014, SXCL had cash and marketable securities of $190.4 million, debt of $79.3 million, net cash of $51.9 million and NOLs of approximately $113 million.

During 2014, Steel Excel repurchased 311,000 of its own shares and effected a 1-for-500 reverse stock split which resulted in the purchase of 297,047 shares of common stock from shareholders holding fewer than 500 shares. As a result of these actions, Steel Excel paid an average price of $33.59 per share for a total of $20.4 million.

At the December 31, 2014 market price of Steel Excel common stock of $25.45, the value of the shares repurchased during 2014 was $15.5 million.

Steel Energy now has three subsidiaries – Sun Well Service, Inc. (www.sunwellservice.com), Rogue Pressure Services, Ltd. (www.roguepressureservces.com), and Black Hawk Energy Services, Ltd. (www.blackhawkenergyservices.com) – that provide premium oil well services to exploration and production companies working in the North Dakota and Montana portion of the Williston Basin, which includes the Bakken Shale formation, as well as New Mexico and Colorado with field offices in Andrews, Texas and Williston, North Dakota.

Steel Sports is dedicated to acquiring, building, and strengthening a network of branded participatory and experience-based businesses engaged in youth and amateur sports. This segment is in a large, profitable market that is ripe for consolidation. David Shapiro joined Steel Sports as the new CEO in early 2015. For more information, please visit the company’s website (www.steel-sports.com). Steel Sports currently has two operating subsidiaries, Baseball Heaven, Inc. (www.baseballheavenli.com), a premier venue for amateur and youth baseball, and UK Elite Soccer Inc., a provider of youth soccer programs and camps, and two CrossFit facilities.

Warren Lichtenstein is Chairman, Jack Howard is vice Chairman and principal executive officer, and John Quicke is a director.

WebBank (Private), www.webbank.com, an FDIC-insured, Utah-chartered industrial bank located in Salt Lake City, is 100% owned by SPH. The bank is engaged in a full range of banking activities, including making loans, issuing credit cards and taking federally insured deposits. It is also a leading provider of national revolving and closed end consumer and small business financing programs.

Our initial investment in WebBank was in 1996.

Revenue is largely derived from strategic partnerships that provide fee income and interest income on loans held. The bank had another successful year in 2014, adding new programs, growing loan volume and expanding its senior secured lending program. Pretax income of $25.4 million in 2014 was a 37% improvement over pretax income of $18.5 million in 2013

The bank reported net income of $15.5 million for 2014 and a return on average equity of 35.52%. The bank made a $2.5 million dividend payment to its parent in January of 2014, paid an additional dividend of $3.0 million in July of 2014 and made a $5.0 million dividend in January of 2015. The bank’s December 31, 2014 total assets and equity capital were $225.5 million and $42.1 million, respectively.

John McNamara is Executive Chairman, and Jack Howard is a Director.

Shared Resources of Steel Partners:

SP Corporate Services LLC, a 100% owned subsidiary of SPLP, continues to enhance our companies’ value by providing a variety of shared management services, including legal, tax, accounting, human resources, analysis, treasury, lean oversight, compliance, administration, environmental, health and safety, business development, merger and acquisition services, and by providing presidents and CFOs to many of the SPLP operating businesses.

Through the consolidation of corporate overhead and back office functions, we continue to realize cost savings for our affiliated companies, while at the same time we are able to deliver more efficient and effective services.

SP currently has management services agreements with 15 companies, up from 11 in 2013, including SXCL, SPLP, DGT, MLNK, WebBank, CoSine, WebFinancial Holding Corp, SLI, iGo, HNH, BNS, ORE, NOVT, JHoward, Inc. and Steel Partners, Ltd.

SPH Operational Excellence Programs: During the past year, we continued to find ways to increase efficiencies, eliminate waste, and improve our competitive position by using Lean Manufacturing, Design for Six Sigma, Six Sigma, Strategy Deployment and other operational efficiency initiatives. Our culture of continuous improvement is now embedded deep within our organizations, and the results show.

Our competitive position and foundation for profitable growth are stronger today than ever. This is illustrated in our updated organizational chart on page 4, which provides an overview of our primary holdings, percentage of ownership, our role in both the associated management teams and boards, and the public market value of our holdings in each company as of December 31, 2014.

Steel Partners Purchasing Council is composed of more than 30 members appointed by their CEOs, who continuously collaborate and continue to add value by leveraging our combined purchasing power.

In 2014, the Steel Partners Purchasing Council hosted summits in April and October. The meetings included 48 operational, strategic sourcing, and financial executives, representing 20 of our companies. The April meeting included a roundtable discussion focused on the current business environment, supply chain optimization and lean tools, setting the foundation for greater collaboration, and a formal review of Steel’s indirect spend categories. This meeting enabled the Council to discuss sourcing strategies and devise action plans to pursue and realize better terms and savings. In October, the Council invited select supply partners and affiliate executives to opine on current trends and opportunities in areas including freight, energy, MRO, office supplies, fleet management, benefits and travel. Sessions focused on not only how affiliates could both lower costs and enhance service levels, but also on developing organizational talent and process improvement.

SPH CEO Summit: In March 2015, we held our second annual CEO Summit, attended by approximately 65 representatives from 23 of our companies. Our goal was to bring the entire leadership team together to develop relationships and collaborate in areas with potential high impact, share best practices, and foster communication. We targeted operational excellence, safety, social media, governance, and risk and compliance. The Summit is the foundation to, as Dick Cooley and David Maxwell are quoted in Jim Collins’ Good to Great, “Start with the right people, ask them the right questions, and engage them in vigorous debate.”

Update on Funds in Wind Down

Appendix A:

Steel Partners Japan Strategic Fund L.P.

Steel Partners Japan Strategic Fund (“SPJ”) has fully divested its holdings in Aderans. We are currently processing distributions. Since Aderans is the only investment of the Fund, this will be the final distribution. We will be providing the final audited accounts shortly after the final distribution.

Steel Partners China Access I L.P.

The Fund has fully divested its holdings in Mudanjiang Hengfeng Paper.

We are currently navigating the tax clearance and regulatory steps for repatriating the proceeds. We aim to make a distribution within Q2 of 2015. Since Mudanjiang Hengfeng Paper is the only investment of the Fund, this will be the final distribution. We will be providing the final audited accounts shortly after the final distribution.

Steel Partners II Liquidating Series Trust

Steel Partners II Liquidating Series Trust, a Delaware statutory trust, was formed and commenced operations on July 15, 2009, and SPH has a 43.75% beneficial investment in each series of the Trust. The purpose of the Trust is to effect the orderly liquidation of certain assets previously held by Steel Partners II, L.P. in connection with the withdrawal of the limited partners of Steel Partners II (Onshore) L.P.

As outlined in our Form 10-K, the Trust is divided into Series A through I (each a “Series”). Each Series is separate and distinct with respect to its assets, liabilities and net assets. Each individual Series has no liability or claim with respect to the liabilities or assets, respectively, of the other Series.

Each Series shares in the costs, assets and liabilities, if any, that are not specifically attributable to a particular Series.

In 2009, Series F was terminated.

In 2010, Series A, C and E were terminated.

In 2013, Series B was terminated.

In 2014, Series I and D were terminated.

In February 2015, Series H was fully liquidated and will be terminated this year.

The Liquidating Trust currently consists of Series G, which represents SPH’s interest in the Series of the Trust that holds the limited partnership interest in Steel Partners China Access I L.P (“China Fund”). The China Fund liquidated its position in Mudanjiang HengFeng Paper Company Ltd in 2014 for cash proceeds. For the year ended December 31, 2014, SPH recorded income of $1,039,993 on its investment due to changes in fair value. This is recorded in Income (loss) from investments – related party in the statement of operations.

Steel Partners Strategy & Philosophy – A Work in Progress - 2015

Appendix B:

Steel Partners is in the business of finding undervalued companies and capitalizing on the inefficiencies that arise in the marketplace, and then installing time-tested disciplines to increase the value of a business over long periods of time. We purchase securities (senior or subordinated debt, mezzanine securities and preferred and/or common stock) that we believe are selling below their intrinsic value and sell these investments when we believe prices are too high, or when we are “forced to sell” due to buyout or a merger. Value investors like Steel Partners spend their careers looking for discrepancies between market price and intrinsic value. We do not invest based on whether stocks or bonds did better in March or May, or based on which team won the Super Bowl. We are not market timers.

Steel Partners’ mission is to work with our management teams to effect catalytic events or, if required, pursue an active strategy and encourage such catalytic events. The catalytic events may include the reduction of corporate overhead, share repurchase programs, the payment of special dividends, divestitures of excess or underperforming assets, acquisitions, or an outright sale of the company. In many instances, we are ready, willing and able to purchase the entire company. This is one of our competitive advantages and, once acquired, we have the ability to improve upon capital allocation and implement our proven SPH Programs, such as Operational Excellence, Purchasing Council, Corporate Services and CEO Summits.

We adhere to our “blocking and tackling” style of investing in easy-to-understand businesses and situations that have built-in margins of safety. We view ourselves as business analysts, not market analysts, and we believe that with prior proper planning we will prevent poor performance. Our strategy is to remain focused on basic investment principles (which we employ to preserve and build our capital) and keep things simple. We intend to continue to focus on fundamentals, such as undervalued assets, free cash flow, and return on capital, and use common sense when making business decisions.

We have been extremely successful in identifying undervalued businesses and assets and then figuring out how to unlock hidden values. However, identifying undervalued securities, businesses or assets is only half the battle. Value managers are constantly frustrated because value stocks generally remain cheap, unless there is a catalytic event to unlock the value. Steel Partners believes a passive approach to investing will not yield above average returns. Rather, an activist approach is required regardless of where we invest in the capital structure. We believe the combination of investing in undervalued, neglected companies with an activist shareholder approach will, over the long-term, yield superior returns.

Steel Partners has no plans to alter its approach to investing or managing businesses. We believe our approach is logical and prudent. We understand the risks and have no intention of investing in a concept that we don’t fully understand, have not practiced, or is out of our circle of competence. We have learned our lesson the hard way. We are owners and managers of businesses.

Our strategy continues to evolve and develop because the world is in constant transition. However, our philosophy endures.

We believe the best way to reduce the risk of losing money while enhancing our probability of making money is to combine our knowledge, experiences and contacts and apply understanding to a particular situation with complete focus.

Our continued success is dependent on the intangibles: Focus, Energy, Discipline, Integrity, Instinct, Desire, Persistence and Confidence. Additionally, Temperament and Perspective always matter. This is what allows us to remain level headed when so many others are in turmoil or euphoria. We must also continue to align ourselves with people who are self-starters and who share our values and beliefs.

Our network of investors, investment bankers, brokers, attorneys, accountants, mutual funds and hedge funds is continuing to grow and strengthen.

Our future success will be affected by our ability to remain focused and disciplined. Therefore, we seek out knowledgeable and patient investors who share our values and our long-term investment orientation. By deploying our capital with discipline, we believe we will continue to earn above-average risk-adjusted returns on our investments over a long period of time.

We have found that our approach to buying and managing businesses works on a global level. The fundamental importance we place upon our relationships with management, as well as with our fellow stakeholders, transcends borders, cultures and economies. Our approach to investing and acquiring businesses and assets has enabled us to become a global investor and manager of businesses.

At Steel Partners, we think globally and act locally. We are well-positioned to capitalize on both domestic and foreign opportunities by leveraging our expertise in various markets both in North America and around the world. Given that many of our companies maintain leadership positions in North America, we will continue to help identify and facilitate their expansion overseas through acquisitions, joint ventures and strategic investments.

While searching the globe for companies and businesses is exciting, it is difficult and painstaking work. The world is a very large place with plenty of opportunity. However, the businesses in which we are looking to invest must satisfy the requirements that have always guided our approach to investing, namely, substantial current value with a margin of safety and the potential to create substantial future value. If anyone has ideas to help grow our portfolio of businesses, we would love to hear from you.